Exhibit 99.1

Benihana Inc. Reports Fiscal First Quarter 2009 Results

Conference Call to be Held Today at 5:00 PM ET

MIAMI--(BUSINESS WIRE)--August 27, 2008--Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation’s largest chain of Japanese theme and sushi restaurants, today reported results for its 16-week fiscal first quarter ended July 20, 2008.

Fiscal First Quarter 2009 Results

For fiscal first quarter 2009, total revenues increased 5.0% to $94.5 million, compared with $89.9 million in fiscal first quarter 2008. Total restaurant sales increased 5.1% to $93.9 million from $89.4 million in the same quarter of the previous year. On a comparable basis, Company-wide comparable restaurant sales were (4.9%), including (3.4%) at Benihana teppanyaki, (9.1%) at RA Sushi, and (7.7%) at Haru. There were a total of 1,348 store-operating weeks in the fiscal first quarter of 2009 compared to 1,219 store-operating weeks in the fiscal first quarter of 2008.

“Our recent financial performance reflects the continued challenges facing our industry, as softer top-line trends, along with higher costs at the restaurant level, resulted in deleveraging across much of our income statement. We are proactively addressing the issues impacting our business, and are therefore implementing a number of initiatives in the areas of operations, menu development, and advertising that we believe will create cost savings while spurring incremental restaurant sales at our Company. In uncertain times, we know that the best concepts are those that stay true to what they are and never compromise on execution and service. We have confidence in our three brands and believe that our continuing tactical efforts will both strengthen our organization as well as deepen our relationship with our guests,” said Joel A. Schwartz, Chairman and Chief Executive Officer.

During the fiscal first quarter 2009, the Company opened RA Sushi restaurants in Pembroke Pines, FL and South Miami, FL. The Company also reopened Benihana teppanyaki restaurants in Cupertino, CA; Denver, CO; and Houston, TX which had been closed for remodeling. The Benihana teppanyaki restaurant in Newport Beach, CA was closed for the entire 16-week period, but has subsequently reopened. In the fiscal second quarter of 2009, the Company has already opened a RA Sushi restaurant in Chino Hills, CA.

Restaurant operating profit for the fiscal first quarter 2009 was $12.4 million, or 13.2% of restaurant sales, compared to $15.7 million, or 17.6% of restaurant sales a year-ago.

Marketing, general and administrative expenses for the fiscal first quarter 2009 totaled $8.8 million, or 9.3% of restaurant sales, compared to $9.0 million, or 10.1% of restaurant sales in the same period last year. This resulted in income from operations of $3.4 million and $6.6 million, respectively.

Net income for the fiscal first quarter 2009 was $2.2 million, or $0.12 in diluted earnings per share, compared to $4.2 million, or $0.25 in diluted earnings per share in the same quarter last year.

Guidance

The Company is providing the following guidance for fiscal 2009:

  Total restaurant sales of $313 million to $318 million, and 4,500 to 4,600 in total restaurant operating weeks (including the effect of 60 to 85 in gross operating weeks that are expected to be lost due to the Benihana teppanyaki renovation and revitalization program, which should be completed in the current fiscal year);
  The opening of four Benihana teppanyaki restaurants and seven RA Sushi restaurants, including three RA Sushi restaurants that have opened so far, with the balance of openings in the second half of the fiscal year;
  A total of $0.5 million in accelerated depreciation costs, related to shortening the useful lives for those restaurants affected by the Company’s remodeling efforts, which will be incurred in the first half of the fiscal year;
  Capital expenditures of approximately $47 million during the fiscal 2009 (vs. $60 million previously forecasted);
  Additional utilization of approximately $17 million to $20 million (vs. $30 million previously forecasted) of the available line of credit, resulting in an outstanding balance of approximately $35 million to $38 million (vs. $50 million previously forecasted) by the end of fiscal 2009;
  Diluted earnings per share ranging from $0.60 to $0.65. Diluted common shares outstanding are estimated to be approximately 18.3 million.

Mr. Schwartz continued, “We are maintaining our previous revenue and earnings guidance for fiscal 2009, but have reduced our capital expenditures outlook based upon a strategic decision to postpone the last two refurbishment projects of this major initiative, along with developer-related construction delays on several fiscal 2010 restaurant openings. With our multi-year revitalization program nearing completion, we will continue to devote attention to improving the performance of our existing locations as well as manage our current development activities.”

Conference Call Today

The Company will hold a conference call to discuss its fiscal first quarter 2009 results today at 5:00 PM ET. The conference call can be accessed live over the phone by dialing 1-800-289-0533, or for international callers, 1-913-312-1425. A replay will be available one hour after the call through September 3, 2008 and can be accessed by dialing 1-888-203-1112, or for international callers, 1-719-457-0820; the conference ID is 4677825. The call will also be webcast live from the investor relations portion of the Company's website at www.benihana.com.

About Benihana

Benihana Inc. (Nasdaq GS: BNHNA - News) (Nasdaq GS: BNHN - News) operates 90 restaurants nationwide, including 60 Benihana teppanyaki restaurants, nine Haru sushi restaurants, and twenty-one RA Sushi Bar restaurants. Under development at present are fourteen restaurants -- eight Benihana teppanyaki restaurants and six RA Sushi restaurants. In addition, 19 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

To learn more about the Company and its three Japanese theme and sushi restaurant concepts, please view the corporate video at www.benihana.com/company_profile.asp

Benihana Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(Unaudited)

(in thousands except per share data)
	Four Periods Ended
	20-Jul-08	22-Jul-07	$ Change	% Change

Revenues
Restaurant sales	$93,925	$89,369	$4,556	5.1%
Franchise fees and royalties	535	566	(31)	-5.5%
Total revenues	94,460	89,935	4,525	5.0%

Costs and Expenses
Cost of food and beverage sales	22,600	21,035	1,565	7.4%
Restaurant operating expenses	58,920	52,597	6,323	12.0%
Restaurant opening costs	735	709	26	3.7%
Marketing, general and administrative expenses	8,776	9,026	(250)	-2.8%
Total operating expenses	91,031	83,367	7,664	9.2%

Income from operations	3,429	6,568	(3,139)	-47.8%
Interest (expense) income, net	(56)	25	(81)	-324.0%

Income before income taxes	3,373	6,593	(3,220)	-48.8%
Income tax expense	1,181	2,387	(1,206)	-50.5%

Net income	2,192	4,206	(2,014)	-47.9%
Less: accretion of issuance costs and preferred stock dividends	334	334	-	0.0%

Net income attributable to common stockholders	$1,858	$3,872	$(2,014)	-52.0%

Earnings Per Share
Basic earnings per common share	$0.12	$0.26	$(0.14)	-53.8%
Diluted earnings per common share	$0.12	$0.25	$(0.13)	-52.0%

Weighted Average Shares Outstanding
Basic	15,279	15,013	266	1.8%
Diluted	18,595	17,010	1,585	9.3%

Benihana Inc. and Subsidiaries
Sales by Concept
(Unaudited)

(in thousands)
	Four Periods Ended
	20-Jul-08	22-Jul-07	$ Change	% Change

Total restaurant sales by concept:
Benihana	$64,233	$65,514	$(1,281)	-2.0%
RA Sushi	17,803	13,450	4,353	32.4%
Haru	11,889	10,405	1,484	14.3%
Total restaurant sales	$93,925	$89,369	$4,556	5.1%

Comparable restaurant sales by concept:
Benihana	$57,561	$59,594	$(2,033)	-3.4%
RA Sushi	12,231	13,450	(1,219)	-9.1%
Haru	9,607	10,405	(798)	-7.7%
Total comparable restaurant sales	$79,399	$83,449	$(4,050)	-4.9%

Benihana Inc. and Subsidiaries
Restaurant Operating Profit
(Unaudited)

(in thousands)
	Four Periods Ended
	20-Jul-08	22-Jul-07	$ Change	% Change

Restaurant sales	$93,925	$89,369	$4,556	5.1%
Cost of food & beverage sales	22,600	21,035	1,565	7.4%
Gross profit	71,325	68,334	2,991	4.4%

Restaurant operating expenses:
Labor and related costs	33,606	29,865	3,741	12.5%
Restaurant supplies	2,295	2,036	259	12.7%
Credit card discounts	1,795	1,653	142	8.6%
Utilities	2,727	2,247	480	21.4%
Occupancy costs	5,811	5,461	350	6.4%
Depreciation and amortization	5,581	4,901	680	13.9%
Other restaurant operating expenses	7,105	6,434	671	10.4%
Total restaurant operating expenses	58,920	52,597	6,323	12.0%

Restaurant operating profit	$12,405	$15,737	$(3,332)	-21.2%

Benihana Inc. and Subsidiaries
Restaurant Operating Margins
(Unaudited)

	Four Periods Ended
	20-Jul-08	22-Jul-07

Restaurant sales	100.00%	100.00%
Cost of food and beverage sales	24.06%	23.54%
Gross profit margin	75.94%	76.46%

Restaurant operating expenses:
Labor and related costs	35.78%	33.42%
Restaurant supplies	2.44%	2.28%
Credit card discounts	1.91%	1.85%
Utilities	2.90%	2.51%
Occupancy costs	6.19%	6.11%
Depreciation and amortization	5.94%	5.48%
Other restaurant operating expenses	7.56%	7.20%
Total restaurant operating expenses	62.73%	58.85%

Restaurant operating profit margin	13.21%	17.61%

Benihana Inc. and Subsidiaries
Balance Sheet Data
(Unaudited)

(in thousands)
	20-Jul-08	30-Mar-08

Assets
Cash and cash equivalents	$1,791	$1,718
Other current assets	16,941	17,897
Total current assets	18,732	19,615

Property and equipment, net	195,857	184,176
Goodwill	29,900	29,900
Other assets	9,422	7,963

	$253,911	$241,654

Liabilities and Stockholders’ Equity
Other current liabilities	$35,172	$35,102
Total current liabilities	35,172	35,102

Long-term debt—bank	27,214	17,422
Other liabilities	12,323	12,065
Total liabilities	74,709	64,589

Convertible preferred stock	19,476	19,449
Total stockholders’ equity	159,726	157,616

	$253,911	$241,654

CONTACT:
For Benihana Inc.:
ICR
Raphael Gross or Tom Ryan, 203-682-8200